Exhibit 99.1

News Release NYSE: BPL	Buckeye Partners, L.P. One Greenway Plaza Suite 600 Houston, TX 77046

Contact:	Kevin J. Goodwin
Senior Director, Investor Relations
Irelations@buckeye.com
(800) 422-2825

BUCKEYE TO DEFEND RATES AGAINST AIRLINES’ COMPLAINT

HOUSTON, September 21, 2012 — Buckeye Partners, L.P. (NYSE: BPL) (“Buckeye”) announced that it is reviewing and preparing its response to a complaint filed on Thursday, September 20, 2012, by Delta Air Lines, JetBlue Airways, United/Continental Air Lines, and US Airways with the Federal Energy Regulatory Commission (“FERC”). The complaint challenges the tariff rates charged by one of Buckeye’s operating subsidiaries, Buckeye Pipe Line Company, L.P. (“Buckeye Pipeline”), for the transportation of jet fuel from its facilities in New Jersey to three New York City-area airports. The complaint is not directed at Buckeye Pipeline’s rates for service to other destinations, and it has no impact on the pipeline systems and terminals owned by Buckeye’s other operating subsidiaries. In 2011, Buckeye Pipeline generated less than 50% of the revenue in Buckeye’s Pipelines & Terminals operating segment, and deliveries of jet fuel to the New York City airports generated approximately10% of Buckeye Pipeline’s revenues, representing approximately 5% of the revenue in Buckeye’s Pipelines & Terminals segment. Under FERC rules, Buckeye Pipeline has 20 days to respond to the complaint.

The complaint alleges that Buckeye Pipeline’s rates for the transportation of jet fuel from Linden, New Jersey to the Newark Liberty, John F. Kennedy, and La Guardia airports exceed Buckeye Pipeline’s costs to a degree that renders them “unjust and unreasonable” under the Interstate Commerce Act. If FERC were to find the challenged rates excessive, it could order Buckeye Pipeline to reduce rates prospectively. FERC also could order Buckeye Pipeline to repay to the complaining airlines any past charges found to be in excess of just and reasonable levels for up to two years prior to the filing date of the complaint. Buckeye Pipeline expects, however, to show in its response to the complaint that its particular factual and legal circumstances mitigate its exposure to the complaint and limit the relief potentially available to the complaining airlines.

For over two decades, all of Buckeye Pipeline’s interstate rates have been set under an innovative competitive rate program approved by FERC in 1991. This program caps annual rate increases in markets that FERC found to be competitive and links rate increases in other markets to those capped competitive rates. In contrast, under FERC’s subsequent regulations standardizing the setting of market-based rates, there are no caps on rates in competitive markets. When it approved the program in 1991, FERC determined that 15 of the 20 markets then served by Buckeye Pipeline were competitive and four were not competitive. FERC made no determination regarding whether the remaining market – New York City – was competitive. Buckeye Pipeline believes that the New York City market is competitive and intends to file an application with FERC seeking authority to charge market-based rates for jet fuel deliveries to the New York City airports.

During the 21 years the competitive rate program has been in place prior to the filing of the complaint, Buckeye Pipeline has received just two challenges to its rates – a 2011 Delta protest that was resolved without FERC action and a March 2012 protest by Delta. In response to Delta’s 2012 protest, FERC issued an order on March 30, 2012 rejecting Buckeye Pipeline’s proposed rate increases and providing that it would review the competitive rate program. The order further directed Buckeye to justify why the program should be continued and invited any interested customers to file comments. Buckeye Pipeline responded, presenting data indicating that the competitive rate program has performed in line with industry experience and overall cost trends and should be maintained. In response to FERC’s invitation to Buckeye Pipeline’s customers, Delta filed substantive comments opposing the program, three airlines and a committee representing jet fuel consumers at John F. Kennedy airport filed comments supporting Delta, and three companies intervened without taking a position for or against the competitive rate program. FERC has not yet issued a decision in this proceeding.

Buckeye would prefer (and has attempted) to reach a commercial resolution of this dispute, but Buckeye is prepared and intends to vigorously defend its rates and its existing rate program. Although it is not currently possible to estimate the amounts at issue in this proceeding, the potential amount of any repayments and the potential impact of an adverse decision on Buckeye Pipeline’s future revenues could be material.

The airlines’ complaint is available via the FERC’s “eLibrary” at the following internet address: http://elibrary.ferc.gov/idmws/file_list.asp?accession_num=20120920-5154. Buckeye Pipeline’s response and any other documents or filings that are officially included in the record of this proceeding will be made available through the FERC’s “eLibrary” (http://www.ferc.gov/docs-filing/elibrary.asp) under Docket No. OR12-28.

Buckeye Partners, L.P. (NYSE: BPL) is a publicly traded master limited partnership that owns and operates one of the largest independent liquid petroleum products pipeline systems in the United States in terms of volumes delivered, with over 6,000 miles of pipeline. Buckeye also owns approximately 100 liquid petroleum products terminals with aggregate storage capacity of approximately 69 million barrels, operates and/or maintains approximately 2,800 miles of pipeline under agreements with major oil and chemical companies, owns a high-performance natural gas storage facility in Northern California, and markets liquid petroleum products in certain regions served by its pipeline and terminal operations. Buckeye’s flagship marine terminal in The Bahamas, BORCO, is one of the largest crude oil and petroleum products storage facilities in the world, serving the international markets as a premier global logistics hub. More information concerning Buckeye can be found at www.buckeye.com.

* * * * *

This press release includes forward-looking statements that we believe to be reasonable as of today’s date. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and that may be beyond our control. Among them are (i) changes in federal, state, local, and foreign laws or regulations to which we are subject, including those governing pipeline tariff rates and those that permit the treatment of us as a partnership for federal income tax purposes, (ii) terrorism, adverse weather conditions, including hurricanes, environmental releases, and natural disasters, (iii) changes in the marketplace for our products or services, such as increased competition, better energy efficiency, or general reductions in demand, (iv) adverse regional, national, or international economic conditions, adverse capital market conditions, and adverse political developments, (v) shutdowns or interruptions at our pipeline, terminal, and storage assets or at the source points for the products we transport, store, or sell, (vi) unanticipated capital expenditures in connection with the construction, repair, or replacement of our assets, (vii) volatility in the price of refined petroleum products and the value of natural gas storage services, (viii) nonpayment or nonperformance by our customers, (ix) our ability to integrate acquired assets with our existing assets and to realize anticipated cost savings and other efficiencies and benefits, and (x) an unfavorable outcome with respect to the proceedings pending before FERC regarding Buckeye Pipeline’s tariff rates. You should read our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2011 and our most recently filed Quarterly Report on Form 10-Q, for a more extensive list of factors that could affect results. We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today’s date.

####